UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2010

Healthcare Trust of America, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-53206	20-4738467
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16435 N. Scottsdale Road, Suite 320, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-998-3478

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Unsecured Credit Facility

On October 13, 2010, we and Healthcare Trust of America Holdings, LP (our "Operating Partnership") entered into a credit agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A., as administrative agent ("JPMorgan"), Wells Fargo Bank, N.A. and Deutsche Bank Securities Inc., as syndication agents, and the lenders named therein to obtain an unsecured revolving credit facility in an aggregate maximum principal amount of $200,000,000 (the "Unsecured Credit Facility"), subject to increase as discussed below. The proceeds of loans made under the Credit Agreement may be used for our working capital needs and general corporate purposes, including permitted acquisitions and repayment of debt. In addition to loans, our Operating Partnership may obtain up to $20,000,000 of the credit available under the Credit Agreement in the form of letters of credit or up to $15,000,000 of the credit available under the Credit Agreement in the form of swingline loans. The initial term of the Credit Agreement is 12 months. The Credit Agreement may be extended by two three-month periods, subject to the satisfaction of certain conditions, including payment of an extension fee equal to 0.375% of the then existing commitments under the Credit Agreement for the first extension and 0.50% for the second extension.

The actual amount of credit available under the Credit Agreement is a function of certain loan-to-cost, loan-to-value and debt service coverage ratios contained in the Credit Agreement. Subject to the terms of the Credit Agreement, the maximum principal amount of the Credit Agreement may be increased by up to $200,000,000, subject to such additional financing being offered and provided by existing lenders or new lenders under the Credit Agreement.

At the option of our Operating Partnership, loans under the Credit Agreement bear interest at per annum rates equal to (a) (i) the greatest of: (x) the prime rate publicly announced by JPMorgan, (y) the Federal Funds effective rate plus 0.5% and (z) the Adjusted LIBO Rate plus 1.0%, plus (ii) a margin ranging from 1.60% to 2.50% based on our Operating Partnership’s total leverage ratio ("ABR Loans"), or (b) (i) the Adjusted LIBO Rate plus (ii) a margin ranging from 2.60% to 3.50% based on our Operating Partnership’s total leverage ratio ("Eurodollar Loans"). Accrued interest under the Credit Agreement is payable quarterly and at maturity.

Our Operating Partnership is required to pay a fee on the unused portion of the lenders’ commitments under the Credit Agreement at a per annum rate equal to 0.375% if the average daily used amount is greater than 50% of the commitments and 0.50% if the average daily used amount is less than 50% of the commitments.

Our Operating Partnership’s obligations with respect to the Credit Agreement are guaranteed by us and by certain subsidiaries of our Operating Partnership, as identified in the Credit Agreement, pursuant to the terms of a guaranty dated as of October 13, 2010 (the "Guaranty").

The Credit Agreement contains various affirmative and negative covenants that we believe are usual for facilities and transactions of this type, including limitations on the incurrence of debt by us, our Operating Partnership and its subsidiaries that own unencumbered assets, limitations on the nature of our Operating Partnership’s business, and limitations on distributions by our Operating Partnership and its subsidiaries that own unencumbered assets.

The material terms of the Unsecured Credit Facility and the Guaranty are subject to and qualified in their entirety by the Credit Agreement and the Guaranty, attached hereto as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 7.01 Regulation FD Disclosure.

On October 15, 2010, we issued a press release announcing that we have obtained a new $200 million unsecured revolving credit facility. The full text of the press release is attached as Exhibit 99.1 to this report and is incorporated into this item 7.01.

The information furnished under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be "filed" for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1 Credit Agreement by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Deutsche Bank Securities Inc. and the Lenders Party Hereto, dated October 13, 2010.

10.2 Guaranty for the benefit of JPMorgan Chase Bank, N.A. dated October 13, 2010 by Healthcare Trust of America, Inc. and certain Subsidiaries of Healthcare Trust of America, Inc. named therein.

99.1 Press Release dated October 15, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Healthcare Trust of America, Inc.

October 15, 2010	By:	Scott D. Peters

Name: Scott D. Peters
Title: Chief Executive Officer & President

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Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement by and among Healthcare Trust of America Holdings, LP, Healthcare Trust of America, Inc., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Deutsche Bank Securities Inc. and the Lenders Party Hereto, dated October 13, 2010
10.2	Guaranty for the benefit of JPMorgan Chase Bank, N.A. dated October 13, 2010 by Healthcare Trust of America, Inc. and certain Subsidiaries of Healthcare Trust of America, Inc. named therein
99.1	Press Release dated October 15, 2010